                            SCHEDULE 14A INFORMATION

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               OPTION CARE, INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                        -------------------------------


                    NOTICE OF ANNUAL SHAREHOLDERS' MEETING



                            TO BE HELD MAY 13, 1998


                       --------------------------------





TO THE SHAREHOLDERS OF OPTION CARE, INC.:


     NOTICE IS HEREBY GIVEN that the Annual Shareholders' Meeting of Option Care, Inc., a Delaware corporation (the "Company"), will be held at The Northern Trust Company, 959 South Waukegan Road, Lake Forest, Illinois 60045, on Wednesday, May 13, 1998, at 10:00 a.m. Central Daylight Time for the purpose of considering and acting upon:

     (1)  The election of one director for a term expiring in 2001;  and

     (2) Such other business as may properly come before the meeting or any adjournments thereof.

     Shareholders of record on March 30, 1998, are the only persons entitled to notice of and to vote at the meeting.

     Your attention is directed to the attached Proxy Statement. Even if you expect to be present at the meeting, please sign, date and mail the enclosed Proxy as promptly as possible in order to save the Company further solicitation expense. You may revoke your proxy by attending the meeting and voting in person. There is enclosed with the Proxy an addressed envelope for which no postage is required if mailed in the United States.


                         BY ORDER OF THE BOARD OF DIRECTORS



                         CATHY BELLEHUMEUR
                         Senior Vice President, General Counsel and Secretary


April 09, 1998

                               OPTION CARE, INC.
                        100 Corporate North, Suite 212
                          Bannockburn, Illinois 60015

                                PROXY STATEMENT
                                ---------------

                         ANNUAL SHAREHOLDERS' MEETING
                            TO BE HELD MAY 13, 1998


     The enclosed Proxy is solicited by the Board of Directors of Option Care, Inc. (the "Company") in connection with the Annual Shareholders' Meeting of the Company to be held on May 13, 1998, and at any and all adjournments thereof (the "Annual Meeting"). The costs of solicitation, including the cost of preparing and mailing the Notice of Annual Shareholders' Meeting and this Proxy Statement, are being paid by the Company. In addition, the Company will, upon the request of brokers, dealers, banks, voting trustees and their nominees who are holders of record of shares of the Company's Common Stock on the record date specified below, bear their reasonable expenses for mailing copies of this material to the beneficial owners of such shares. Officers and other regular employees of the Company who will receive no extra compensation for their services may solicit Proxies in person or by telephone or facsimile. The Proxy Statement and accompanying form of Proxy will be first mailed to shareholders on or about April 18, 1998.

     The Proxy may be revoked at any time prior to its exercise by giving written notice of revocation to an officer of the Company, by executing a proxy bearing a later date or by attending the meeting and voting in person. Unless so revoked, properly executed Proxies will be voted in accordance with the shareholders' specifications marked thereon. If no specifications are marked thereon with respect to one or more proposals, proxies will be voted as to such proposals in accordance with the recommendations of the Board of Directors set forth in this Proxy Statement. Except for the election of directors, which shall be by plurality vote, the affirmative vote of the holders of a majority of the shares present or represented by proxy at the meeting and entitled to vote on the matter is required for approval of any matter which may properly come before the meeting, except as otherwise provided by law or the Company's Certificate of Incorporation or By-laws. Abstentions and shares which are not voted by a broker or other nominee on a particular matter (broker non-votes) have the same effect as votes cast against a particular proposal.

     Shareholders of record on March 30, 1998, are the only persons entitled to vote at the Annual Meeting of Shareholders. This meeting will be held on May 13, 1998 at the Northern Trust Company, 959 South Waukegan Road, Lake Forest, Illinois 60045. As of that date, there were issued and outstanding 10,822,068 shares of Common Stock, the only voting securities of the Company. Each shareholder is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS


     The Company's By-laws authorize the Board of Directors to fix the number of directors. Currently, the number is fixed at five. The members of the Board of Directors are divided into three classes with the term of one class expiring each year. There is one director to be elected for a term expiring at the Company's Annual Meeting of Shareholders in 2001 or until his successor has been elected and qualified. It is intended that the name of Jerome F. Sheldon, a current director, be placed in nomination and that those persons named in the Proxy will vote for his election. The nominee has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case the nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute nominee designated by the Board of Directors.


     The nominee is as follows:

          Name                               Age    Position
          ----                               ---    --------

          Jerome F. Sheldon (1) (2) (3) (4)  62     Director

     The present directors of the Company whose terms will expire after 1998 are as follows:

Term Expiring in 1999

          James G. Andress (1) (2) (3) (4)   59     Director

          Erick E. Hanson                    51     President, Chief Executive
                                                    Officer and Director

Term Expiring in 2000

          John N. Kapoor                     54     Chairman of the Board
                                                      and Director

          Roger W. Stone (1) (2) (3) (4)     63     Director

----------------------
(1)  Member of the Audit Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Stock Incentive Plan Committee.
(4)  Member of the Corporate Compliance Committee.

     Dr. John N. Kapoor is currently Chairman of the Board. He has been Chairman of the Board of Directors since October 1990 and served as CEO from August 1993 to April 1996. He previously served as President from August 1993 through October 1993 and from January, 1995 through February, 1996. Dr. Kapoor also served as Chief Executive Officer and President from March 1991 to May 1991. In addition, Dr. Kapoor is President of E. J.

Financial Enterprises, Inc., located in Lake Forest, Illinois, a position he has held since April 1990. From June 1982 to April 1990, Dr. Kapoor held several positions with Lyphomed, Inc., in Rosemont, Illinois, including Chairman, Chief Executive Officer and President. Dr. Kapoor is also a director of Lunar Corporation, a medical equipment pharmaceutical development company, and director and Chief Executive Officer of Akorn, Inc., an ophthalmic pharmaceutical company, and is Chairman and Chief Executive Officer of UniMed, Inc., a pharmaceutical company. Dr. Kapoor holds a doctorate in medicinal chemistry.

     Roger W. Stone has been a member of the Board of Directors since November 1991. Mr. Stone has been Chairman of the Board of Directors, President and Chief Executive Officer of Stone Container Corporation, a paper products company, since 1983. Mr. Stone is also a director of Morton International, Inc., McDonald's Corporation and Stone-Consolidated Corporation.

     Jerome F. Sheldon has been a member of the Board of Directors since November 1991. Mr. Sheldon is Chairman and CEO of Lamar Snowboards, Inc., located in San Diego, California. Previously, Mr. Sheldon was President and Chief Executive Officer of Medicine Shoppe International, Inc., a franchisor of retail pharmacies, from March 1989 to June 1990, a director of such company from March 1980 to February 1991 and a consultant to such company from July 1990 to June 1991. Mr. Sheldon was a director of the International Franchise Association and a trustee of the St. Louis College of Pharmacy for approximately 10 years.

     James G. Andress has been a member of the Board of Directors since November 1991. Mr. Andress has been President and Chief Executive Officer of Warner-Chilcott PLC, a pharmaceutical company, since November 1996. From 1989 until November 1995, Mr. Andress served as President, Chief Executive Officer and Chief Operating Officer of Information Resources, Inc., a software and information services company. He currently serves as a Director of the following companies: Information Resources, Inc.; Allstate Corporation; Genelabs Technologies, Inc.; Genetics Institute, Inc.; The Liposome Company, Inc.; Sepracor, Inc.; Walsh International, Inc.; Xoma Corporation; Neorx Corporation, and Favorite Brands International.

     Erick E. Hanson is currently President, Chief Executive Officer and Director. He has been President and Director since March 1996, and Chief Executive Officer since April 1996. Mr. Hanson joined the Company as Senior Vice President in April 1995 and was appointed Executive Vice President and Chief Operating Officer in August 1995. From November 1991 to April 1995, Mr. Hanson held executive positions, including that of Vice President Corporate Sales and Marketing, at Caremark, Inc. in Northbrook, Illinois. From April 1989 to November 1991 Mr. Hanson served as President and Chief Operating Officer of Clinical Partners, Inc. in Boston, Massachusetts.

Board Meetings


     The Company's Board of Directors met four times during 1997. Each director attended all Board and Committee meetings during 1997.


Committees of the Board of Directors


     The Company has standing Audit, Compensation, Stock Option and Corporate Compliance Committees of the Board of Directors. The members of these Committees have been identified above. The Company does not have a nominating committee.

     The Audit Committee recommends the selection of independent public accountants to the Board of Directors, reviews the scope of the audits performed by the independent public accountants, together with their audit reports and any recommendations made by them, and the results of the audit for the prior fiscal year, with the independent public accountants. The Audit Committee also reviews the Company's financial disclosure documents, material litigation and regulatory proceedings and other issues relating to potentially significant corporate liability. The Audit Committee met twice in 1997.

     The Compensation Committee determines the annual salary, bonus and other benefits of selected senior officers of the Company and establishes and reviews, as appropriate, performance standards under compensation programs for senior officers. The Compensation Committee met once in 1997.

     The Stock Incentive Plan Committee grants stock options under the Company's 1991 Stock Incentive Plan, as amended. The Stock Incentive Plan Committee met four times in 1997.

     The Corporate Compliance Committee monitors the Company's adherence to general corporate policies. The Corporate Compliance Committee met four times in 1997.


Director Compensation


     Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board of Directors and Committee meetings. Upon becoming directors, each of Messrs. Andress, Sheldon and Stone also received an option to purchase 24,000 shares of Common Stock of the Company at an exercise price of $3.75 per share pursuant to the Company's 1991 Stock Incentive Plan. An additional grant of an option to purchase 20,000 shares at an exercise price of $4.38 was made to each Director in November 1995. In March, 1996, the annual granting of an option to purchase 7,500 shares per Director was approved, and the options were granted at an exercise price of $4.25 per share in March, 1996 and $3.75 per share in December, 1997.

Section 16(a)  Beneficial Ownership Reporting Compliance


     The Securities Exchange Act of 1934 requires all executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock to report any changes in the ownership of common stock of the Company to the Securities and Exchange Commission and the Company.

     Based solely upon a review of these reports and written representations that no additional reports were required to be filed in fiscal 1997, the Company believes that all reports were filed on a timely basis.



                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of the record date of March 30, 1998, certain information with respect to the beneficial ownership of the Common Stock of the Company, by (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, (iii) all directors and executive officers of the Company as a group, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company. The information shown assumes the exercise by each person (or all directors and executive officers as a group) of stock options owned by such person which are currently exercisable or are exercisable within 60 days after the date of this Proxy Statement and the exercise by no other person of stock options or exchange rights. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to all shares shown to be beneficially owned by them.

                                          Number
                                        of Shares               Percent
Name of Beneficial Owner           Beneficially Owned           of Class
------------------------           ------------------           --------

James G. Andress (1)                           37,750               *

Cathy Bellehumeur (1)                          22,500               *

Erick E. Hanson (2)                           164,600             1.5

James A. Hodges, Jr.                                0               *

Dr. John N. Kapoor (3)                      6,221,195            57.5

Jerome F. Sheldon (1)                          37,750               *

Roger W. Stone (4)                             57,750               *

All directors and executive officers
     as a group (7 persons)  (5)            6,541,545            60.4


* Less than one percent of class

------------------------------------

(1) Represents shares issuable pursuant to options which are exercisable currently or within 60 days after the March 30, 1998 record date.
(2) Represents 162,500 shares issuable pursuant to options which are exercisable currently or within 60 days after the March 30, 1998 record date.
(3) Represents 3,154,528 shares owned by the John N. Kapoor Trust dated September 20, 1989 (the "Kapoor Trust") of which Dr. Kapoor is the sole trustee and sole current beneficiary, 1,200,000 shares owned by the EJ Financial Investments II Limited Partnership, of which Dr. Kapoor is the sole general partner, and 1,866,667 shares owned by the Kapoor Family Partnership, L.P., of which Dr. Kapoor is the sole general partner.
(4) This amount includes 37,750 shares issuable pursuant to options which are exercisable currently or within 60 days after the March 30, 1998 record date.
(5) This amount includes 298,250 shares subject to options exercisable currently or within 60 days after the March 30, 1998 record date.

                             EXECUTIVE COMPENSATION



The following Summary Compensation Table sets forth the compensation of certain of the Company's executive officers and former executive officers who were employed by the Company during the year ended December 31, 1997.



                           SUMMARY COMPENSATION TABLE


                                                                        Long-Term
                                                                      -------------
                                                                      Compensation
                                                                      -------------
                                          Annual Compensation           Securities
                            Fiscal        -------------------           Underlying                 All Other
Name & Principal Position    Year      Salary ($)        Bonus ($)    Options/SARs (#)       Compensation ($)(1)
-------------------------   ------     ----------        ---------    ----------------       -------------------
Erick E. Hanson (2)          1997      $  242,934        $  69,300         50,000                   $      7,125
  Director, President and    1996      $  220,269        $  45,000        125,000                   $      7,958
  Chief Executive Officer    1995      $  124,000        $       0        125,000                   $      1,918

Cathy Bellehumeur            1997      $  149,060        $  21,094         55,000                   $      3,003
Vice President and           1996      $  129,767        $  17,500          5,000                   $      5,993
   General Counsel           1995      $  125,009        $  10,000         15,000                   $      1,836

Paul Jurewicz (3)            1997      $  167,257        $       0        100,000                   $          0
 Vice President and          1996      $        0        $       0              0                   $          0
  Chief Financial Officer    1995      $        0        $       0              0                   $          0

Jim Duncan (4)               1997      $  133,605        $       0        100,000                   $     57,750
 President, Option           1996      $        0        $       0              0                   $          0
       Care Enterprises      1995      $        0        $       0              0                   $          0

(1) Amounts shown in this column for 1995, 1996 and 1997 represent Company contributions to the Company's 401(k) plan and severance paid to Mr. Duncan in 1997.
(2) Mr. Hanson's 1995 salary reflects compensation for a partial year of employment.
(3) Mr. Jurewicz resigned as Chief Financial Officer and his employment terminated on December 24, 1997.
(4) Mr. Duncan resigned as President of Option Care Enterprises on August 31, 1997 and his employment terminated on January 23, 1998.

          AGGREGATED OPTION/SAR EXERCISES IN 1997 AND FISCAL YEAR END
                                 OPTION VALUES

          The following table sets forth certain information concerning the value of stock option exercises during the year ended December 31, 1997 and of stock options held as of December 31, 1997.

                                                            Number of Securities                 Value of Unexercised
                                                           Underlying Unexercised                In-the-Money Options
                                                        Options Held at Fiscal Year End (#)       Fiscal Year End($)1)
                                                        ----------------------------------   -----------------------------
                    Shares Acquired        Value
       Name         on Exercise (#)     Realized ($)     Exercisable       Unexercisable     Exercisable     Unexercisable
       ----         --------------      -----------      -----------       -------------     -----------     -------------
Erick E. Hanson            0                 0            162,500              137,500            0                 0

Cathy Bellehumeur      8,750            19,297             22,500               53,750        2,500             3,125

(1) Based upon the closing price of the Company's common stock of $2.75 per share on December 31, 1997, as reported by the Nasdaq National Market.



                            GRANTS OF STOCK OPTIONS

         The following table sets forth certain information with respect to individual grants of stock options to the Company's executive officers named in the Summary Compensation Table during the year ended December 31, 1997. No SARs were granted during 1997.


                     OPTION GRANTS DURING LAST FISCAL YEAR

                                                                                                 Potential Realizable Value
                              Number of         % of Total                                       at Assumed Annual Rates of
                              Securities         Options         Options Granted      Exercise   Stock  Price appreciation for
                         Underlying Options    to Employees         or Base          Expiration        Option  Term (2)
    Name                   Granted (#)(1)     in Fiscal Year      Price($/sh)           Date         5% ($)           10% ($)
    ----                 ------------------   --------------     ---------------     ----------   ----------        ----------
Erick E. Hanson                 50,000               9.5%             6.00            02/21/07      188,688           478,123

Cathy Bellehumeur               55,000              10.4%             6.00            02/21/07      207,535           525,935

Paul Jurewicz(3)               100,000              19.0%             6.00               NA            NA                NA

Jim Duncan(3)                  100,000              19.0%             6.00               NA            NA                NA

(1) All options were granted under the Company's 1991 Stock Incentive Plan. These options are non-qualified and vest 25% each year on the first four anniversaries of the grant date.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% assumed annual growth rates mandated by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, in the Company's stock price. The calculations were based on the exercise prices and the 10-year term of the options. No gain to the optionee is possible without an increase in stock price, which will benefit all shareholders proportionately.

(3) All options granted to Paul Jurewicz and Jim Duncan are no longer outstanding and were forfeited on December 24, 1997 and August 31, 1997, respectively.

          REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was comprised during fiscal 1997 of James G. Andress, Jerry Sheldon and Roger W. Stone. All Committee members are non-employee directors of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. In accordance with Commission rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the above-listed committee members in their capacity as the Board's Compensation Committee, addressing the Company's compensation policy as it related to the named executive officers for fiscal 1997.

     This report by the Compensation Committee and the Performance Graph and the Ten-Year Option/SAR Repricings Table contained in this Proxy Statement shall not be deemed to be incorporated by reference by any general statement which incorporates by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and they shall not otherwise be deemed filed under such Acts.

Compensation Policy

     The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company's executive compensation policies integrate annual base compensation with cash bonuses based upon corporate performance and individual initiatives and performance and stock options granted under the Company's 1991 Stock Incentive Plan, as amended. Measurement of corporate performance is primarily based on Company goals and industry performance levels. Accordingly, in years in which performance goals and industry levels are achieved or exceeded, executive compensation would be higher than in years in which performance is below expectations. Annual cash compensation is designed to attract and retain qualified executives. All executive officers, and management in general, are also eligible for and participate in an incentive compensation plan that consists of cash bonuses and stock options.

CEO Compensation

     At the February 21, 1997 meeting of the Compensation Committee, Mr. Hanson's base salary was reviewed. The Compensation Committee also reviewed the attainment of corporate and individual performance goals, Mr. Hanson's base salary relative to other peer executives of comparable companies and the Company's anticipated financial results for 1997. Based upon such considerations, the Compensation Committee recommended, and the Board of Directors unanimously approved (with Mr. Hanson abstaining), an increase in Mr. Hanson's base salary to $240,000, which increase became effective March 1, 1997. Mr. Hanson also received a $69,300 bonus in 1997 which was partially based upon the 17% growth rate in revenues but offset by the write off of certain intangible assets in 1996.

      Mr. Hanson received a stock option grant to purchase 50,000 shares of common stock of the Company at an exercise price of $6.00 per share, a price in excess of the fair market value of the common stock on the date of the grant. The Compensation Committee considered the amount of options already held by Mr. Hanson in making such an award. The Compensation Committee believes that Mr. Hanson's stock option grant continues to align his compensation more directly with the interests of the Company's shareholders.


Performance Measures

     In evaluating annual bonuses, the Committee examines earnings per share and sales growth as well as subjective factors relating to performance of management objectives. No specific weight is assigned to any of these factors. The earnings factors are compared with designated Company performance goals, prior years' performance and performance of other companies in the industry. Accordingly, the Company believes it is important that its performance be compared to that of other home healthcare companies in order to demonstrate the impact of management's objectives and performance. Therefore, the Company compares its performance against the Nasdaq Healthcare Index. Such peer industry group is the same group included as the peer group in the performance graph included elsewhere in this Proxy Statement. The Company considers itself primarily an infusion therapy company, and approximately 19% of its revenues during 1997 came from franchising pharmaceutical therapy and 81% came from direct pharmaceutical therapy and related health care services.


Fiscal 1997 Compensation

     For fiscal 1997, the Company's executive compensation program consisted of base salary, adjusted from the prior year, a bonus pool based upon the performance measurements described above, and stock options which are granted from time to time to members of management. Options are granted based primarily on each such person's potential contribution to the Company's growth and profitability. The Committee believes that options and other stock-based performance compensation arrangements are an effective incentive for managers to create value for shareholders since the value of an option bears a direct relationship to the Company's stock price.

     Base salary, maximum annual bonus, and annual stock option grants for the Chief Executive Officer and all other executive officers were established by a combination of objective and subjective factors. Actual bonus payout is determined by a combination of objective factors, relating to the Company's performance relative to targets and comparative companies, and subjective factors, relating to the completion of specific management objectives.

     The Company's objective is to obtain a financial performance that achieves several goals over time including sales volume and earnings-per-share growth. In fiscal 1997, the Company achieved a 42% growth rate in revenues while reporting net income of $2,579,000 before a write-off of certain assets and other charges. As a result, 1997 bonuses reflect reduced payments for the Company performance-related component.

     Base salaries are believed to be within the range of those persons holding comparably responsible positions at other companies, both regionally and nationally. In addition, other factors are taken into consideration, such as cost of living increases, competitors' performance, as well as the individual's past performance and potential with the Company. Bonus compensation is discretionary, taking into account, performance goals and other factors.

     The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. If performance goals are met or exceeded, resulting in increased value to shareholders, executives are rewarded commensurately. The Committee believes that compensation levels during fiscal 1997 adequately reflect the Company's compensation goals and policies.



                               James G. Andress
                                Roger W. Stone
                                 Jerry Sheldon

                         STOCK PRICE PERFORMANCE GRAPH


     The Stock Price Performance Graph set forth below compares the cumulative total shareholder return on the Common Stock of the Company for the period from December 31, 1992 to December 31, 1997, with the cumulative total return on the Nasdaq National Market Composite Index and the Nasdaq Healthcare Index over the same period assuming the investment of $100 in each on December 31, 1992. All data assumes that all dividends are reinvested on the respective dividend date.



                              (GRAPH)


                      Dec 31, 1992     Dec 31, 1993     Dec 31, 1994   Dec 31, 1995   Dec 31, 1996      Dec 31, 1997
                     -------------     ------------     ------------   ------------   ------------      ------------

Option Care, Inc.        100.00            40.54           22.97          36.54          70.27             29.73

Nasdaq   Composite       100.00           114.80          112.21         158.70         194.73            239.53

Nasdaq Healthcare        100.00           115.38          123.79         157.24         157.32            160.35

(1) The peer group index consists of the Nasdaq Healthcare Index. The peer group index formerly consisted of Rotech Medical Corporation. Rotech merged with Integrated Health Services, Inc. in 1997.

              CERTAIN TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

     The Company and EJ Financial Enterprises, Inc., which is 100% owned by Dr. Kapoor, have entered into a consulting agreement dated as of January 1, 1991 pursuant to which EJ Financial provides independent consulting services to the Company. EJ Financial receives an annual fee of $100,000 for ongoing consulting services. The agreement may be terminated by either party on any January 1. EJ Financial will provide consulting principally on strategic corporate objectives and operations, including sales and marketing strategies, growth strategies, and acquisition opportunities of the Company.


                        INDEPENDENT PUBLIC ACCOUNTANTS

         The Company has selected KPMG Peat Marwick, LLP to serve as the Company's independent public accountants in 1998. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.


                                 ANNUAL REPORT

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997 has been mailed simultaneously to the shareholders of the Company. Additional copies of such report, as filed with the Securities and Exchange Commission (excluding exhibits), may be obtained by any shareholder, without charge, upon written request to James A Hodges, Jr., Option Care, Inc., 100 Corporate North, Suite 212, Bannockburn, Illinois 60015.


                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 1999 Annual Meeting must be received by December 19, 1998 to be considered for inclusion in the Company's Proxy Statement and Form of Proxy relating to that meeting. Such proposals should be addressed to Option Care, Inc., 100 Corporate North, Suite 212, Bannockburn, Illinois 60015, Attn.: Secretary.

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

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

         Management does not now intend to bring before the 1998 Annual Meeting any matters other than those specified in the notice of the meeting, and it does not know of any business which persons other than the management intend to present at the meeting. Should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the accompanying Proxy intend to vote the shares represented by them in accordance with their best judgment.

                                        By Order of the Board of Directors

                                        Cathy Bellehumeur
                                        Senior Vice President, General Counsel
                                              and Secretary
April 09, 1998

                                OPTION CARE, INC.
                               100 CORPORATE NORTH
                                    SUITE 212
                           BANNOCKBURN, ILLINOIS 60015
           This Proxy is Solicited on Behalf of the Board of Directors

           The undersigned hereby appoints James A. Hodges, Jr. as Proxy, each with the power to appoint a substitute, and hereby authorizes him, to represent and vote, as designated below, all of the shares of Common Stock of Option Care, Inc. (the "Company") held of record by the undersigned, or over which the undersigned had voting power, at the close of business on March 30, 1998 at the Annual Meeting of Shareholders to be held on May 13, 1998 or any adjournment or adjournments thereof.

           This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this Proxy will be voted for Proposals 1 and 2 and in favor of any proposals to adjourn the meeting in order to allow the Company additional time to obtain sufficient Proxies with regard thereto.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.   Election of Directors.

     [_] FOR the nominees listed below (except    [_] WITHHOLD AUTHORITY to vote
         marked to the contrary below).                 for the nominees below


     (INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)


                                Jerome F. Sheldon

                           (continued on reverse side)

2. In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

                                  Dated:                       , 1998
                                        ----------------------


                                        ----------------------
                                              Signature

                                        ----------------------
                                         Signature, if held jointly

                                        Please sign exactly as name appears on
                                        stock certificate. When shares are held
                                        by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                       PLEASE SIGN, DATE AND MAIL PROMPTLY

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